Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cellular Biomedicine Group, Inc.
Palo Alto, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-158583, 333-187799 and 333-179974) of Cellular Biomedicine Group, Inc. (formerly EastBridge Investment Group Corporation) (the “Company”) of our report dated April 15, 2014, relating to the consolidated financial statements which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP
Phoenix, Arizona

April 15, 2014